EXHIBIT 10.2(l)

Schedule A
Notice of Option Grant

Participant:	[●]

Company:	Anthem, Inc.

Notice:	You have been granted the following nonqualified stock option to purchase shares of common stock of the Company in accordance with the terms of the Plan and the attached Nonqualified Stock Option Award Agreement.

Plan:	2017 Anthem Incentive Compensation Plan

Grant:	Grant Date: [●] Grant Number: [●] Option Price per Share: [●] Number of Shares under Option: [●]

Exercisability:	Subject to the terms of the Plan and this Agreement, your Option will become exercisable on and after the dates indicated below as to the number of Shares set forth below opposite each such date, plus any Shares as to which your Option could have been exercised previously but was not so exercised.
	Shares	Date
[●] [●]
[●] [●]
[●] [●]

In the event that a Change of Control (as defined in the Plan) occurs before your Termination, your Option will remain subject to the terms of this Agreement, unless the successor company does not assume your Option. If a successor company does not assume your Option, then your Option shall become fully exercisable immediately prior to the Change of Control.

Expiration Date:	Your Option will expire ten years from the Grant Date, subject to earlier termination as set forth in the Plan and this Agreement.

Acceptance:	In order to accept your Restricted Stock Units, you must electronically accept this Agreement through the Company’s broker at any time within ninety (90) days after the Grant Date. To effect your acceptance, please follow the instructions included with your grant materials. Acceptance of the Agreement includes acceptance of the terms and conditions of the Plan. If you do not timely and electronically accept this Agreement, this Agreement will be null and void as of the 90th day after the Grant Date and you will have no right or claim to the Restricted Stock Units described above.

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EXHIBIT 10.2(l)

Nonqualified Stock Option Award Agreement
This Nonqualified Stock Option Award Agreement (this “Agreement”) dated as of the Grant Date (the “Grant Date”) set forth in the Notice of Option Grant attached as Schedule A hereto (the “Grant Notice”) is made between Anthem, Inc. (the “Company”) and the Participant set forth in the Grant Notice. The Grant Notice is included in and made part of this Agreement. The Company and Participant expressly agree and acknowledge that Participant’s entry into this Agreement is not a condition of Participant’s employment with the Company, and that Participant is not required to enter into this Agreement or accept any Stock Option Award as a condition of Participant’s employment with the Company.
1.Grant of the Option. Subject to the provisions of this Agreement and the provisions of the Plan, the Company hereby grants to the Participant, pursuant to the Plan, the right and option (the “Option”) to purchase all or any part of the number of shares of common stock of the Company (“Shares”) as set forth in the Grant Notice at an Option Price (“Option Price”) per share and on the other terms as set forth in the Grant Notice. This Option is intended to be a nonqualified stock option for federal income tax purposes.
2.Method of Exercise of the Option.
(a)The Participant may exercise the Option, to the extent then exercisable, by delivering a notice to the Company’s captive broker in a form specified or accepted by the captive broker, specifying the number of Shares with respect to which the Option is being exercised.
(b)At the time the Participant exercises the Option, the Participant shall pay the Option Price of the Shares as to which the Option is being exercised and applicable taxes (i) in United States dollars by personal check, bank draft or money order; (ii) subject to such terms, conditions and limitations as the Compensation and Talent Committee of the Board of Directors of the Company (“Committee”) may prescribe, by tendering (either by actual delivery or attestation) unencumbered Shares previously acquired by the Participant having an aggregate Fair Market Value at the time of exercise equal to the total Option Price of the Shares for which the Option is so exercised; (iii) subject to such terms, conditions and limitations as the Committee may prescribe, a cashless (broker-assisted) exercise that complies with all applicable laws; or (iv) by a combination of the consideration provided for in the foregoing clauses (i), (ii) and (iii).
3.Termination. The Option shall terminate upon the Participant’s Termination for any reason and no Shares may thereafter be purchased under the Option except as provided below. Notwithstanding anything contained in this Agreement, (i) a Participant who is in a position of Vice President or above must give at least 30 days advance written notice of his Termination due to resignation (including Retirement) in order for the Participant to exercise the Option for any period that may apply below and (ii) in no event shall the Option be exercisable after the Expiration Date. If less than 30 days advance written notice is given, the Option shall be immediately canceled, including the portion of the Option that is otherwise exercisable.
(a)Retirement. If the Participant’s Termination is due to Retirement (for purposes of this Agreement, defined as the Participant’s Termination after attaining age fifty-five (55) with at least ten (10) completed years of service or after attaining age sixty-five (65)), the Option shall continue to become exercisable according to the schedule set forth in the Grant Notice; provided that the Option shall terminate on the five-year anniversary of the date of the Participant’s Retirement but not later than the Expiration Date noted on the attached Schedule A; provided, further, that if the Participant’s Termination is due to Retirement during the calendar year of the Grant Date, the Option shall be immediately terminated on a pro-rata basis, measured by the number of completed full months in that calendar year during which the Participant was employed by the Company or an Affiliate (e.g., if the Participant’s Retirement occurs in September, 33.3% (or 4/12) of the Option shall be immediately terminated), and the non-terminated portion of the Option shall continue to become exercisable according to the schedule set forth in the Grant Notice.1

1 This retirement provision is deleted in non-annual retention grants.

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EXHIBIT 10.2(l)
(b)Death and Disability. If the Participant’s Termination is due to the Participant’s death or Disability (for purposes of this Agreement, as defined in the applicable Anthem Long-Term Disability Plan), the Option shall immediately become fully exercisable and shall terminate on the five-year anniversary of the date of such Termination but not later than the Expiration Date noted on the attached Schedule A.
(c)Termination without Cause or Good Reason. Unless Sections 3(a) or 3(e) are applicable, if the Participant’s Termination is by the Company or an Affiliate without Cause (for purposes of this Agreement, defined as a violation of “conduct” as such term is defined in the Anthem HR Corrective Action Policy and if the Participant participates in the Anthem, Inc. Executive Agreement Plan (the "Agreement Plan"), the Key Associate Agreement or the Key Sales Associate Agreement also as defined in that plan or agreement) or voluntarily by the Participant, the following shall apply:
(i)Unless clause (ii) applies, the Option, to the extent fully exercisable as of the date of such Termination, shall thereafter only be exercisable for a period of ninety (90) days from the date of such Termination, but not later than the Expiration Date noted on the attached Schedule A.
(ii)If the Participant is receiving severance under the Agreement Plan, the Anthem Supplemental Unemployment Benefit Plan, the Anthem Excess Termination Benefit Plan, the Key Associate Agreement or the Key Sales Associate Agreement and any portion of the Option remains unexercisable as of the Participant’s Termination, the Option shall continue to become exercisable through the earlier of (A) the last day of the period for which the Participant is receiving severance or (B) the last day of the schedule set forth in the Grant Notice. The Option shall be exercisable for a period of ninety (90) days from the date the severance period ends, but not later than the Expiration Date noted on the attached Schedule A.
(d)Cause. If the Participant’s Termination is for Cause, even if on the date of such Termination the Participant has met the definition of Retirement or Disability, then the portion of the Option that has not been exercised shall immediately terminate.
(e)Termination after Change of Control. Notwithstanding any other provision of the Agreement, including Section 3(c), if after a Change of Control the Participant’s Termination is (i) by the Company or an Affiliate without Cause or (ii) if the Participant participates in the Executive Agreement Plan, by the Participant for Good Reason (as defined in the Executive Agreement Plan), the Option shall immediately become fully exercisable and shall terminate on the five-year anniversary of the date of such Termination but not later than the Expiration Date noted on the attached Schedule A.
4.Transferability of the Option. The Option shall not be transferable or assignable by the Participant except as provided in this Section 4 and the Option shall be exercisable, during the Participant’s lifetime, only by him/her or, during periods of legal disability, by his guardian or other legal representative. No Option shall be subject to execution, attachment, or similar process. The Participant shall have the right to appoint any individual or legal entity in writing, on a Designation of Beneficiary form as his/her beneficiary to receive any Option (to the extent not previously terminated or forfeited) under this Agreement upon the Participant’s death. Such designation under this Agreement may be revoked by the Participant at any time and a new beneficiary may be appointed by the Participant by execution and submission to the Company, or its designee, of a revised Designation of Beneficiary form to this Agreement. In order to be effective, a designation of beneficiary must be completed by the Participant on the Designation of Beneficiary form and received by the Company, or its designee, prior to the date of the Participant’s death. If the Participant dies without such designation, the Option may be exercised only by the executor or administrator of the Participant’s estate or by a person who shall have acquired the right to such exercise by will or by the laws of descent and distribution.
5.Taxes and Withholdings. At the time of receipt of Shares upon the exercise of all or any part of the Option, the Participant shall pay to the Company in cash (or make other arrangements, in accordance with Article XVIII of the Plan, for the satisfaction of) any taxes of any kind required by law to be withheld with respect to such Shares; provided, however, that pursuant to any procedures, and subject to any limitations as the Committee may prescribe and subject to applicable law, the Participant may elect to satisfy, in whole or in part, such withholding obligations by (a) withholding Shares otherwise deliverable to the Participant pursuant to the Option (provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy required Federal, state, local and non-United States withholding obligations using the minimum statutory withholding rates for Federal, state, local and/or non-U.S. tax purposes, including payroll taxes, that are applicable to supplemental taxable income) and/or (b) tendering to the Company Shares owned by the Participant (or the Participant and the Participant’s spouse jointly) based, in each case, on the Fair Market Value of the Shares on the payment date as determined by the Committee. Any such election made by the Participant must be irrevocable,

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made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.
6.No Rights as a Shareholder. Neither the Participant nor any other person shall become the beneficial owner of the Shares subject to the Option, nor have any rights to dividends or other rights as a shareholder with respect to any such Shares, until the Participant has actually received such Shares following the exercise of the Option in accordance with the terms of the Plan and this Agreement.
7.Restrictive Covenants. For purposes of Sections 7, 8, 9, 10 and 11 of this Agreement, Company shall mean Anthem, Inc. and its subsidiaries and affiliates. The Participant acknowledges that s/he has the right to consult with counsel at the Participant’s sole expense. As a condition to receipt of the Option Grant made under this Agreement, which the Participant and the Company agree is fair and reasonable consideration, the Participant agrees as follows:
(a)Confidentiality.
(i)The Participant recognizes that the Company derives substantial economic value from information created and used in its business which is not generally known by the public, including, but not limited to, plans, designs, concepts, computer programs, formulae, and equations; product fulfillment and supplier information; customer and supplier lists, and confidential business practices of the Company, its affiliates and any of its customers, vendors, business partners or suppliers; profit margins and the prices and discounts the Company obtains or has obtained or at which it sells or has sold or plans to sell its products or services (except for public pricing lists); manufacturing, assembling, labor and sales plans and costs; business and marketing plans, ideas, or strategies; confidential financial performance and projections; employee compensation; employee staffing and recruiting plans and employee personal information; and other confidential concepts and ideas related to the Company’s business (collectively, “Confidential Information”). The Participant expressly acknowledges and agrees that by virtue of his/her employment with the Company, the Participant will have access and will use in the course of the Participant’s duties certain Confidential Information and that Confidential Information constitutes trade secrets and confidential and proprietary business information of the Company, all of which is the exclusive property of the Company. For purposes of this Agreement, Confidential Information includes the foregoing and other information protected under the Indiana Uniform Trade Secrets Act (the “Act”), or to any comparable protection afforded by applicable law, but does not include information that the Participant establishes by clear and convincing evidence is or may become known to the Participant or to the public from sources outside the Company and through means other than a breach of this Agreement. Notwithstanding the foregoing, in accordance with the Defend Trade Secrets Act of 2016, the Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Participant may disclose the Company’s trade secrets to his/her attorney and use the trade secret information in the court proceeding if the Participant (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
(ii)The Participant agrees that the Participant will not for himself or herself or for any other person or entity, directly or indirectly, without the prior written consent of the Company, while employed by the Company and thereafter: (A) use Confidential Information for the benefit of any person or entity other than the Company or its affiliates; (B) remove, copy, duplicate or otherwise reproduce any document or tangible item embodying or pertaining to any of the Confidential Information, except as required to perform the Participant’s duties for the Company or its affiliates; or (C) while employed and thereafter, publish, release, disclose or deliver or otherwise make available to any third party any Confidential Information by any communication, including oral, documentary, electronic or magnetic information transmittal device or media. Upon termination of employment, the Participant shall return all Confidential Information and all other property of the Company. This obligation of non-disclosure and non-use of information shall continue to exist for so long as such information remains Confidential Information. Provided, however, nothing in this Agreement prohibits or limits the Participant from (i) reporting possible violations of federal securities law or regulation to any governmental

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agency or entity or (ii) receiving a monetary award from the governmental agency or entity for the information reported.
(b)Non-Competition. During any period in which the Participant is employed by the Company, and during a period of time after the Participant’s termination of employment (the “Restriction Period”) which, unless otherwise limited by applicable state law, is (i) twenty-four (24) months for Executive Vice Presidents and the President & Chief Executive Officer, and (ii) the greater of the period of severance or twelve (12) months for all other Participants, the Participant will not, without prior written consent of the Company, directly or indirectly seek or obtain a Competitive Position in a Restricted Territory and perform a Restricted Activity with a Competitor, as those terms are defined herein.
(i)Competitive Position means any employment or performance of services with a Competitor (A) the same as or similar to the services in which Participant performed for the Company in the last twenty-four (24) months of Participant’s employment with Company, or (B) in which the Participant will use any Confidential Information of the Company.
(ii)Restricted Territory means any geographic area in which the Company does business and in which the Participant provided services in, had responsibility for, had a material presence or influence in, or had access to Confidential Information about, such business, within the thirty-six (36) months prior to the Participant’s termination of employment from the Company.
(iii)Restricted Activity means any activity for which the Participant had responsibility for the Company within the thirty-six (36) months prior to the termination of the Participant’s employment from the Company or about which the Participant had Confidential Information.
(iv)Competitor means any entity or individual (other than the Company or its affiliates) engaged in management of network-based managed care plans and programs, or the performance of managed care services, health insurance, long term care insurance, dental, life or disability insurance, behavioral health, vision, flexible spending accounts and COBRA administration or other products or services substantially the same or similar to those offered by the Company while the Participant was employed, or other products or services offered by the Company within twelve (12) months after the termination of Participant’s employment if the Participant had responsibility for, or Confidential Information about, such other products or services while the Participant was employed by the Company.
(v)The restrictions contained in this subsection (b) shall not apply to attorneys who accept a Competitive Position that consists of practicing law.
(c)Non-Solicitation of Customers. During any period in which the Participant is employed by the Company, and during the Restriction Period after the Participant’s termination of employment, the Participant will not, either individually or as an employee, partner, consultant, independent contractor, owner, agent, or in any other capacity, directly or indirectly, for a Competitor of the Company as defined in subsection (b) above: (i) solicit business from any client, account, or medical care provider of the Company or any of its affiliates with which the Participant had contact, participated in the contact, or responsibility for, or about which the Participant had knowledge of Confidential Information by reason of the Participant’s employment with the Company, (ii) solicit business from any client, account, or medical care provider which was pursued by the Company or any of its affiliates and with which the Participant had contact, or responsibility for, or about which the Participant had knowledge of Confidential Information by reason of the Participant’s employment with the Company, within the twelve (12) month period prior to termination of employment. For purposes of this provision, an individual policyholder in a plan maintained by the Company or by a client or account of the Company under which individual policies are issued, or a certificate holder in such plan under which group policies are issued, shall not be considered a client or account subject to this restriction solely by reason of being such a policyholder or certificate holder.
(d)Non-Solicitation of Employees. During any period in which the Participant is employed by the Company, and during the Restriction Period after the Participant’s termination of employment, the Participant will not, either individually or as an employee, partner, independent contractor, owner, agent, or in any other capacity, directly or indirectly solicit, hire, attempt to solicit or hire, or participate in any attempt to solicit or hire, for any non-Company affiliated entity, any person who on or during the six (6) months immediately preceding the date of such solicitation or hire is or was an officer or employee of the Company, or whom the Participant was involved in recruiting while the Participant was employed by the Company:

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EXHIBIT 10.2(l)
(i)Any officer or employee of the Company whom the Participant knows to have access to or possession of Confidential Information that would give an unfair advantage to a Competitor of the Company;
(ii)Any officer or employee of the Company who, on or at any time during the six (6) months immediately preceding the date of such solicitation or hire, held the position of Director or above with Company;
(iii)Any officer or employee of the Company to whom Participant reported, or who reported to Participant, on or at any time during the six (6) months immediately preceding the dates of such solicitation or hire; or
(iv)Any person who is or was an officer or employee of the Company during the six (6) month immediately preceding the date of such solicitation or hire, or whom the Participant was involved in recruiting while the Participant was employed by the Company.
(e)Non-Disparagement. The Participant agrees that he/she will not, nor will he/she cause or assist any other person to, make any statement to a third party or take any action which is intended to or would reasonably have the effect of disparaging or harming the Company or the business reputation of the Company’s directors, employees, officers and managers. Further, the Participant will not at any time make any verbal or written statement to any media outlet regarding the Company.
8.Return of Consideration.
(a)If at any time a Participant breaches any provision of Section 7 or Section 11 then: (i) all unexercised Company stock options under any Designated Plan (defined below) whether or not otherwise vested shall cease to be exercisable and shall immediately terminate; (ii) the Participant shall forfeit any outstanding restricted stock or other outstanding equity award made under any Designated Plan and not otherwise vested on the date of breach; and (iii) the Participant shall pay to the Company (A) for each share of common stock of the Company (“Common Share”) acquired on exercise of an option under a Designated Plan within the 24 months prior to such breach, the excess of the fair market value of a Common Share on the date of exercise over the exercise price, and (B) for each share of restricted stock and/or performance stock that became vested under any Designated Plan within the 24 months prior to such breach, the fair market value (on the date of vesting) of a Common Share. Any amount to be repaid pursuant to this Section 8 shall be held by the Participant in constructive trust for the benefit of the Company and shall, upon written notice from the Company, within 10 days of such notice, be paid by the Participant to the Company. Any amount described in clauses (i) and (ii) that the Participant forfeits as a result of a breach of the provisions of Sections 7 or 11 shall not reduce any money damages that would be payable to the Company as compensation for such breach.
(b)The amount to be repaid pursuant to this Section 8 shall be determined on a gross basis, without reduction for any taxes incurred, as of the date of the realization event, and without regard to any subsequent change in the fair market value of a Common Share. The Company shall have the right to offset such amount against any amounts otherwise owed to the Participant by the Company (whether as wages, vacation pay, or pursuant to any benefit plan or other compensatory arrangement other than any amount pursuant to any nonqualified deferred compensation plan under Section 409A of the Code).
(c)For purposes of this Section 8, a “Designated Plan” is each stock option, restricted stock, or other equity compensation or long-term incentive compensation plan.
9.Equitable Relief and Other Remedies. As a condition to this Agreement:
(a)The Participant acknowledges that each of the provisions of Section 7 and 8 of the Plan are reasonable and necessary to preserve the legitimate business interests of the Company, its present and potential business activities and the economic benefits derived therefrom; that they will not prevent him or her from earning a livelihood in the Participant’s chosen business and are not an undue restraint on the trade of the Participant, or any of the public interests which may be involved.
(b)The Participant agrees that beyond the amounts otherwise to be provided under the Plan and this Agreement, the Company will be damaged by a violation of the terms of this Agreement and the amount of such damage may be difficult to measure. The Participant agrees that if the Participant commits or threatens to commit a breach of any of the covenants and agreements contained in Sections 7 or 11 to the extent permitted by applicable law, then the Company shall have the right to seek and obtain all appropriate injunctive and

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other equitable remedies, without posting bond therefor, except as required by law, in addition to any other rights and remedies that may be available at law or under this Agreement, it being acknowledged and agreed that any such breach would cause irreparable injury to the Company and that money damages would not provide an adequate remedy. Further, if the Participant violates Section 7 hereof the Participant agrees that the period of violation shall be added to the period in which the Participant’s activities are restricted.
(c)Notwithstanding the foregoing, the Company will not seek injunctive relief or other relief to prevent a Participant residing in California from engaging in post termination competition in California under Section 7(b), 7(c), or 7(d) of this Agreement, provided that the Company may seek and obtain relief to enforce Section 8 of this Agreement with respect to a violation of Section 7(a) or a violation of Section 7(b), 7(c) or 7(d) that occurs as the result of the Participant’s actual or threatened misappropriation of Company trade secrets.
(d)The parties agree that the covenants contained herein are severable. If an arbitrator or court shall hold that the duration, scope, area or activity restrictions stated herein are unreasonable under circumstances then existing, or under applicable state law, the parties agree that the maximum duration, scope, area or activity restrictions reasonable and enforceable under such circumstances shall be substituted for the stated duration, scope, area or activity restrictions to the maximum extent permitted by law. The parties further agree that the Company’s rights under Section 8 should be enforced to the fullest extent permitted by law irrespective of whether the Company seeks equitable relief in addition to relief provided therein or if the arbitrator or court deems equitable relief to be inappropriate.
(e)Any dispute arising out of or relating to this Agreement, including the breach, termination or validity of this Agreement, that is not resolved in accordance with the determination procedures set for in any applicable Plan Agreement, shall be finally resolved by arbitration in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then currently in effect, by a sole arbitrator. The Company shall be initially responsible for the payment of any filing fee and advance in costs required by JAMS or the arbitrator, provided, however, if the Participant initiates the claim, the Participant will contribute an amount not to exceed $250.00 for these purposes. During the arbitration, each party shall pay for its own costs and attorneys fees, if any. Attorneys fees and costs shall be awarded by the arbitrator to the prevailing party pursuant to subsection (i) below.
(f)The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16 and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The arbitrator shall apply the law of the State of Indiana applicable to contracts made and to be performed entirely within that state, without regard to its conflict of law principles, in the arbitration. The arbitrator shall not have the right to award speculative damages or punitive damages to either party except as expressly permitted by statute (notwithstanding this provision by which both parties hereto waive the right to such damages) and shall not have the power to amend this Agreement. The arbitrator shall be required to follow applicable law. The place of arbitration shall be Indianapolis, Indiana. Any application to enforce or set aside the arbitration award shall be filed in a state or federal court located in Indianapolis, Indiana. The Company and Participant agree that the arbitrator shall have the sole authority to resolve any questions of arbitrability, applicable law, or the scope of the arbitration provisions in this Agreement.
(g)Notwithstanding the foregoing provisions of this Section, an action to enforce this Agreement shall be filed within eighteen (18) months after the party seeking relief had actual or constructive knowledge of the alleged violation of the Agreement in question, or any party shall be able to seek immediate, temporary, or preliminary injunctive or equitable relief from a court of law or equity if, in its judgment, such relief is necessary to avoid irreparable damage. To the extent that any party wishes to seek such relief from a court, the parties agree to the following with respect to the location of such actions. Such actions brought by the Participant shall be brought in a state or federal court located in Indianapolis, Indiana. Such actions brought by the Company shall be brought in a state or federal court located in Indianapolis, Indiana. The Participant specifically consents to personal jurisdiction in the State of Indiana for such purposes. The law of the State of Indiana applicable to contracts made and to be performed entirely within that state, without regard to its conflict of law principles, shall govern any such action.
(h)IF FOR ANY REASON THIS ARBITRATION CLAUSE BECOMES NOT APPLICABLE, THEN EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO.
(i)In the event of any contest arising under or in connection with this Agreement, the arbitrator or court, as applicable, shall award the prevailing party attorneys’ fees and costs to the extent permitted by applicable law.

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10.Survival of Provisions. The obligations contained in Sections 7, 8, 9 and Section 11 shall survive the Termination of the Participant’s employment with the Company and shall be fully enforceable thereafter.
11.Cooperation. Upon the receipt of reasonable notice from the Company (including from outside counsel to the Company), the Participant agrees that while employed by the Company and for two years (or, if longer, for so long as any claim referred to in this Section remains pending) after the termination of Participant’s employment for any reason, the Participant will respond and provide information with regard to matters in which the Participant has knowledge as a result of the Participant’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Participant’s employment with the Company (or any predecessor); provided, that with respect to periods after the termination of the Participant’s employment, the Company shall reimburse the Participant for any out-of-pocket expenses incurred in providing such assistance and if the Participant is required to provide more than ten (10) hours of assistance per week after his termination of employment then the Company shall pay the Participant a reasonable amount of money for his services at a rate agreed to between the Company and the Participant; and provided further that after the Participant’s termination of employment with the Company such assistance shall not unreasonably interfere with the Participant’s business or personal obligations. The Participant agrees to promptly inform the Company if the Participant becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company or its affiliates. The Participant also agrees to promptly inform the Company (to the extent the Participant is legally permitted to do so) if the Participant is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. Provided, however, the Participant is not required to inform the Company of any investigation by a governmental agency or entity resulting from the reporting of possible violations of federal securities law or regulation to any governmental agency or entity, and the Participant may participate in such investigation, without informing the Company.
12.No Right to Continued Employment. Neither the Option nor any terms contained in this Agreement shall confer upon the Participant any express or implied right to be retained in the employment or service of the Company or any Affiliate for any period, nor restrict in any way the right of the Company, which right is hereby expressly reserved, to terminate the Participant’s employment or service at any time with or without Cause. The Participant acknowledges and agrees that any right to exercise the Option is earned only by continuing as an employee of the Company or an Affiliate at the will of the Company or such Affiliate, or satisfaction of any other applicable terms and conditions contained in the Plan and this Agreement, and not through the act of being hired, being granted the Option or acquiring Shares hereunder.
13.The Plan. This Agreement is subject to all the terms, provisions and conditions of the Plan, which are incorporated herein by reference, and to such regulations as may from time to time be adopted by the Committee. Unless defined herein, capitalized terms are as defined in the Plan. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly. The Plan and the prospectus describing the Plan can be found on the Company’s HR intranet. A paper copy of the Plan and the prospectus shall be provided to the Participant upon the Participant’s written request to the Company at Anthem, Inc., 220 Virginia Avenue, Indianapolis, Indiana 46204, Attention: Corporate Secretary, Shareholder Services Department.
14.Compliance with Laws and Regulations.
(a)The Option and the obligation of the Company to sell and deliver Shares hereunder shall be subject in all respects to (i) all applicable Federal and state laws, rules and regulations and (ii) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Committee shall, in its discretion, determine to be necessary or applicable. Moreover, the Option may not be exercised if its exercise, or the receipt of Shares pursuant thereto, would be contrary to applicable law. If at any time the Company determines, in its discretion, that the listing, registration or qualification of Shares upon any national securities exchange or under any state or Federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable, the Company shall not be required to deliver any certificates for Shares to the Participant or any other person pursuant to this Agreement unless and until such listing, registration, qualification, consent or approval has been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Company.
(b)The Shares received upon the exercise of the Option shall have been registered under the Securities Act of 1933 (“Securities Act”). If the Participant is an “affiliate” of the Company, as that term is defined in Rule 144 under the Securities Act (“Rule 144”), the Participant may not sell the Shares received except

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EXHIBIT 10.2(l)
in compliance with Rule 144. Certificates representing Shares issued to an “affiliate” of the Company may bear a legend setting forth such restrictions on the disposition or transfer of the Shares as the Company deems appropriate to comply with Federal and state securities laws.
(c)If at the time of exercise of all or part of the Option, the Shares are not registered under the Securities Act, and/or there is no current prospectus in effect under the Securities Act with respect to the Shares, the Participant shall execute, prior to the delivery of any Shares to the Participant by the Company pursuant to this Agreement, an agreement (in such form as the Company may specify) in which the Participant represents and warrants that the Participant is purchasing or acquiring the shares acquired under this Agreement for the Participant's own account, for investment only and not with a view to the resale or distribution thereof, and represents and agrees that any subsequent offer for sale or distribution of any kind of such Shares shall be made only pursuant to either (i) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the Shares being offered or sold, or (ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the Participant shall, prior to any offer for sale of such Shares, obtain a prior favorable written opinion, in form and substance satisfactory to the Company, from counsel for or approved by the Company, as to the applicability of such exemption thereto.
15.Notices. All notices by the Participant or the Participant’s assignees shall be addressed to Anthem, Inc., 220 Virginia Avenue, Indianapolis, Indiana 46204, Attention: Stock Administration, or such other address as the Company may from time to time specify. All notices to the Participant shall be addressed to the Participant at the Participant’s address in the Company's records.
16.Other Plans. The Participant acknowledges that any income derived from the exercise of the Option shall not affect the Participant’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained by the Company or any Affiliate.
17.Recoupment Policy for Incentive Compensation. The Company's Recoupment Policy for Incentive Compensation, as may be amended from time to time, shall apply to the Option, any Shares acquired upon exercise of the Option and any profits realized from the sale of such Shares to the extent that the Participant is covered by such policy. If the Participant is covered by such policy, the policy may apply to recoup the Option, any Shares acquired upon exercise of the Option or profits realized from the sale of Shares previously covered by the Option either before, on or after the date on which the Participant becomes subject to such policy.

ANTHEM, INC.

By:	___________________________________
Printed:	Ramiro G. Peru
Its:	Chair, Compensation and Talent Committee of the Board of Directors

2022 Stock Option